Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED

BYLAWS

OF

CORBUS PHARMACEUTICAL HOLDINGS, INC.

(the “Corporation”)

Article VI of the Amended and Restated Bylaws of Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation, as amended to date (the “Bylaws”), is hereby amended as follows:

A new Article VI, Section 8 is hereby added to the Bylaws, which shall read in its entirety as follows:

“SECTION 8. Federal Forum Selection. Subject to Article X of the Certificate of Incorporation, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.  To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.”

Adopted by the Board of Directors effective as of March 14, 2021